Exhibit 99.1
News Release

Contact: Gary R. Flaharty (713) 439-8039 H. Gene Shiels (713) 439-8822	Baker Hughes Incorporated P.O. Box 4740 Houston, Texas 77210-4740
Baker Hughes Announces First Quarter Results
HOUSTON, Texas – April 29, 2009. Baker Hughes Incorporated (BHI – NYSE) today announced that net income for the first quarter 2009 was $195 million or $0.63 per diluted share compared to $395 million or $1.27 per diluted share for the first quarter 2008 and $432 million or $1.41 per diluted share for the fourth quarter 2008. Net income for the first quarter 2009 includes expenses of approximately $83 million before tax (or approximately $0.19 per share) comprised of $54 million (or approximately $0.12 per share) associated with employee severance and approximately $29 million (or approximately $0.07 per share) associated with increasing our allowance for doubtful accounts. Net income for the first quarter 2008 included a pre-tax gain of $28 million (approximately $18 million after-tax or $0.06 per diluted share) from the sale of a product line and net income for the fourth quarter 2008 included an impairment of auction rate securities of $25 million after-tax ($0.08 per diluted share).
Revenue for the first quarter 2009 was $2.67 billion, equal to the $2.67 billion for the first quarter 2008 and down 16% compared to $3.19 billion for the fourth quarter 2008. North America revenue for the first quarter 2009 was $1.08 billion, down 8% compared to $1.18 billion for the first quarter 2008 and down 23% compared to $1.41 billion for the fourth quarter 2008. Revenue outside of North America for the first quarter 2009 was $1.59 billion, up 6% compared to $1.49 billion for the first quarter 2008 and down 11% compared to $1.78 billion for the fourth quarter 2008.
Chad C. Deaton, Baker Hughes chairman, president and chief executive officer, said “Our first quarter results for North America reflect the severe contraction in customer spending and activity. Profit from North America operations was impacted by significantly lower activity levels, severance charges and price deterioration. Results from operations outside North America reflected the relative strength of international markets as contraction in the Saudi Arabia, Russia, Caspian and UK markets was partially offset by strength in the Latin America, Norway, and Africa markets. Profitability was also impacted negatively by changes in foreign exchange rates and charges related to severance and allowances for doubtful accounts.

“Looking forward, the fundamentals that drive our outlook are essentially unchanged. We expect customer activity in North America to continue to decline, and see little chance of a recovery before the end of the year. Internationally, oil prices and the strength of the global economy remain the most critical factors for determining international spending and activity.
“We have taken actions in North America to reduce our operating costs through workforce reductions, facility consolidations, and other cost control measures. Our financial strength allows us to continue our program of expanding our international infrastructure. Baker Hughes will exit this cycle as a stronger competitor, so we are continuing our investment in infrastructure, research and development, and training.”
During the first quarter 2009, debt decreased $520 million to $1.81 billion and cash and short-term investments decreased $776 million to $1.18 billion as compared to the fourth quarter 2008. In the first quarter 2009, the company repaid approximately $525 million of maturing long-term debt. The next maturities of long-term debt amounting to $500 million are due in November 2013. In March 2009 we successfully renewed a $500 million 364-day revolving credit facility. Capital expenditures were $281 million, depreciation and amortization expense was $173 million and dividend payments were $46 million in the first quarter 2009.

Financial Information
Consolidated Statements of Operations

	Three Months Ended
UNAUDITED
(In millions, except per share amounts)	March 31,		December 31,
	2009	2008	2008
Revenues:
Sales	$1,311	$1,253	$1,569
Services and rentals	1,357	1,417	1,617

Total revenues	2,668	2,670	3,186

Costs and Expenses:
Cost of sales	1,027	865	1,129
Cost of services and rentals	933	904	1,031
Research and engineering	109	103	114
Marketing, general and administrative	281	250	248

Total costs and expenses	2,350	2,122	2,522

Operating income	318	548	664
Equity in income of affiliates	—	—	1
Impairment loss on investments	—	—	(25)
Gain on sale of product line	—	28	—
Interest expense	(35)	(15)	(36)
Interest and dividend income	1	8	5

Income before income taxes	284	569	609
Income taxes	(89)	(174)	(177)

Net income	$195	$395	$432

Basic earnings per share	$0.63	$1.28	$1.41

Diluted earnings per share	$0.63	$1.27	$1.41

Weighted average shares outstanding, basic[1]	310	310	306
Weighted average shares outstanding, Diluted[1]	310	311	307

Depreciation and amortization expense	$173	$147	$177

Capital expenditures	$281	$228	$463

[1]	Calculation of basic and diluted weighted average shares outstanding for the three months ended March 31, 2009 reflects the adoption of Emerging Issues Task Force (EITF) 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities.” The impact in the three months ended March 31, 2009 is to increase the weighted average shares outstanding for basic and diluted shares by 3 million and 2 million, respectively. EITF 03-6-1 has not been applied to historic quarters as the impact is immaterial.

Calculation of EBIT and EBITDA (non-GAAP measures)1

	Three Months Ended
UNAUDITED	March 31,		December 31,
(In millions)	2009	2008	2008
Income before income taxes	$284	$569	$609
Gain on sale of product line[2]	—	(28)	—
Interest expense	35	15	36
Impairment loss on investments[3]	—	—	25

Earnings before interest expense and taxes (EBIT)	319	556	670
Depreciation and amortization expense	173	147	177

Earnings before interest expense, taxes, depreciation and amortization (EBITDA)	$492	$703	$847

[1]	EBIT and EBITDA (as defined in the calculations above) are non-GAAP measurements. Management uses EBIT and EBITDA because it believes that such measurements are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and that these measurements may be used by investors to make informed investment decisions.

[2]	Gain of $28 million ($18 million after-tax or $0.06 per diluted share) on the sale of the Completion and Production segment’s Surface Safety Systems (“SSS”) product line.

[3]	Impairment loss on investments of $25 million after-tax ($0.08 per diluted share) relating to auction rate securities.

Consolidated Balance Sheets

	UNAUDITED	AUDITED
	March 31,	December 31,
(In millions)	2009	2008

ASSETS
Current Assets:
Cash and cash equivalents	$1,179	$1,955
Accounts receivable, net	2,521	2,759
Inventories, net	2,104	2,021
Deferred income taxes	231	231
Other current assets	182	179

Total current assets	6,217	7,145

Property, plant and equipment, net	2,914	2,833
Goodwill	1,392	1,389
Intangible assets, net	195	198
Other assets	296	296

Total assets	$11,014	$11,861

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$728	$888
Short-term borrowings and current portion of long-term debt	37	558
Accrued employee compensation	405	530
Income taxes payable	98	272
Other accrued liabilities	224	263

Total current liabilities	1,492	2,511

Long-term debt	1,776	1,775
Deferred income taxes and other tax liabilities	397	384
Liabilities for pensions and other postretirement benefits	317	317
Other liabilities	66	67

Stockholders’ Equity:
Common stock	310	309
Capital in excess of par value	769	745
Retained earnings	6,424	6,276
Accumulated other comprehensive loss	(537)	(523)

Total stockholders’ equity	6,966	6,807

Total liabilities and stockholders’ equity	$11,014	$11,861

Revenue, Profit Before Tax, and Profit Before Tax Operating Margin by Segment and Region

	Three Months Ended
	3/31/2009	3/31/2008	12/31/2008

Segment Revenue
Drilling and Evaluation	$1,304	$1,391	$1,572
Completion and Production	1,364	1,279	1,614

Oilfield Operations	2,668	2,670	3,186

Geographic Revenue
North America	1,083	1,177	1,411
Latin America	288	235	341
Europe Africa Russia Caspian	776	762	844
Middle East Asia Pacific	521	496	590

Oilfield Operations	2,668	2,670	3,186

Total revenues	$2,668	$2,670	$3,186

Segment Profit Before Tax[1]
Drilling and Evaluation	$150	$349	$335
Completion and Production	230	263	374

Oilfield Operations	380	612	709

Geographic Profit Before Tax[1]
North America	131	317	330
Latin America	25	45	73
Europe Africa Russia Caspian	151	149	172
Middle East Asia Pacific	73	101	134

Oilfield Operations	380	612	709

Corporate and Other Profit Before Tax
Impairment loss on investments[2]	—	—	(25)
Interest expense	(35)	(15)	(36)
Interest and dividend income	1	8	5
Gain on sale of product line[3]	—	28	—
Corporate and other	(62)	(64)	(44)

Corporate, net interest and other	(96)	(43)	(100)

Total Profit Before Tax	$284	$569	$609

Profit Before Tax Operating Margin[4]
Drilling and Evaluation	12%	25%	21%
Completion and Production	17%	21%	23%
Oilfield Operations	14%	23%	22%

Profit Before Tax Operating Margin[4]
North America	12%	27%	23%
Latin America	9%	19%	21%
Europe Africa Russia Caspian	19%	20%	20%
Middle East Asia Pacific	14%	20%	23%
Oilfield Operations	14%	23%	22%

[1]	Segment profit before tax and geographic profit before tax include the impact of approximately $54 million associated with employee severance and approximately $29 million associated with increasing our allowance for doubtful accounts.

[2]	Impairment loss on investments of $25 million after-tax ($0.08 per diluted share) relating to auction rate securities.

[3]	Gain of $28 million ($18 million after-tax or $0.06 per diluted share) on the sale of the Completion and Production segment’s Surface Safety Systems (“SSS”) product line.

[4]	Profit before tax operating margin is a non-GAAP measure defined as profit before tax (“income before income taxes”) divided by revenue. Management uses the profit before tax operating margin because it believes it is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance and that this measurement may be used by investors to make informed investment decisions.

Comparison of Revenue to Prior Periods

	Percent Increase (Decrease) for the
	Three Months Ended March 31, 2009 Compared to the
	Three Months Ended	Three Months Ended
	March 31, 2008	December 31, 2008
Segment
Drilling and Evaluation	(6%)	(17%)
Completion and Production	6%	(15%)
Oilfield Operations	0%	(16%)

Geographic
North America	(8%)	(23%)
Latin America	23%	(15%)
Europe Africa Russia Caspian	2%	(8%)
Middle East Asia Pacific	5%	(12%)
Oilfield Operations	0%	(16%)

Total revenues	0%	(16%)
Operational Highlights
North America
Customer spending and drilling activity contracted in North America as customers adapted to a market characterized by lower natural gas and oil prices, scarce commercial credit, ample natural gas supplies and reduced natural gas demand. The pace of activity contraction, as measured by the rig count, has been faster than any other cyclical contraction post-1986. Completion and Production segment revenue was less affected than our Drilling and Evaluation segment revenue. Comparing Quarter 1 2009 to Quarter 1 2008, Completion and Production segment revenue increased 8% while Drilling and Evaluation product line segment revenue decreased 24%, as the North America rig count decreased 27%. Comparing Quarter 1 2009 to Quarter 4 2008, Completion and Production segment revenue decreased 15% while Drilling and Evaluation segment revenue decreased 33%, as the North America rig count decreased 28%.
The decrease in North America profit before tax operating margin was primarily due to reduced activity levels, price deterioration, severance costs recognized in Quarter 1 2009, and the weakness of the Canadian dollar.
Latin America
The year-over-year growth in Latin America revenue was led by directional drilling systems, logging-while-drilling, and drilling fluids in Brazil and completion systems in Mexico. Sequentially, revenue decreased primarily due to the expected seasonal drop in large export orders from Quarter 4 2008 to Quarter 1 2009.
Building on our successes in Brazil, Baker Hughes was awarded a four year, $170 million contract for directional drilling, logging-while-drilling, upper completions, and artificial lift systems for a major oil company operating in Brazil. In Mexico, the Alma Marine Integrated

Operations project for PEMEX began in Quarter 1 2009, and we are currently operating on two offshore rigs.
The decrease in the Latin America profit before tax operating margin was impacted by start up costs associated with the new contracts in Mexico and Brazil, an increase in our allowance for doubtful accounts in the region, and the seasonal decline in export shipments from Quarter 4 2008 to Quarter 1 2009.
Europe Africa Russia Caspian
The year-over-year growth in Europe Africa Russia Caspian revenue was led by directional drilling and logging-while-drilling in Norway, Libya and Angola; drilling fluids in Libya; wireline systems in Angola and Libya; and completion systems in Nigeria and Libya. Sequentially, the decrease in Europe Africa Russia Caspian revenue was attributable to decreased revenue from Russia, the Caspian and the UK, as well as the negative impact of unfavorable foreign currency changes relative to the US dollar.
Baker Hughes has been awarded a significant portion of a West African deepwater project by a major international oil company which will start operations in Quarter 2 2009. Product lines awarded include directional drilling, logging-while-drilling, wireline and completions.
Middle East Asia Pacific
The increase in Middle East Asia Pacific revenue in Quarter 1 2009 compared to Quarter 1 2008 was led by directional drilling systems, logging-while-drilling, and drilling fluids and artificial lift. Sequentially, comparing Quarter 1 2009 to Quarter 4 2008 the decrease in revenue was primarily in Saudi Arabia, Indonesia and Australia.
Conference Call
The company has scheduled a conference call to discuss the results of today’s earnings announcement. The call will begin at 8:30 a.m. Eastern time, 7:30 a.m. Central time, on Wednesday, April 29, 2009. To access the call, which is open to the public, please contact the conference call operator at (800) 374-2469, or (706) 634-7270 for international callers, 20 minutes prior to the scheduled start time, and ask for the “Baker Hughes Conference Call.” A replay will be available through Wednesday, May 13, 2009. The number for the replay is (800) 642-1687, or (706) 645-9291 for international callers, and the access code is 93158395. The call and replay will also be web cast on www.bakerhughes.com/investor.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release, including on the conference call announced herein) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the

Securities Exchange Act of 1934, as amended, (each a “forward—looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward—looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the company’s Annual Report on Form 10-K for the year ended December 31, 2008; and those set forth from time to time in our other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the company’s website at http://www.bakerhughes.com/investor or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward—looking statement.
Our expectations regarding our business outlook, including changes in revenue, pricing, expenses, capital spending, backlogs, profitability, tax rates, strategies for our operations, oil and natural gas market conditions, market share and contract terms, cost structures, costs and availability of resources, economic and regulatory conditions, the impact of the current conditions of the credit and financial markets on regional and global economic growth, legal and regulatory matters are only our forecasts regarding these matters.
These forecasts may be substantially different from actual results, which are affected by many risks including the following risk factors and the timing of any of those risk factors:
Economic conditions — the impact of deteriorating worldwide economic conditions; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; the ability of our customers to finance their exploration and development plans; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; the condition of financial institutions and the debt, capital and equity markets in general, any impact on our ability to borrow to fund short-term cash requirements and retire long-term debt upon maturity as well as any impact on our customers’ spending and ability to pay amounts owed to us; our ability to estimate the size of and changes in the worldwide oil and natural gas industry. Changes in the price of our stock and other factors may affect the amount and timing of any potential stock repurchases.
Oil and gas market conditions — the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for, crude oil and natural gas; drilling activity; excess productive capacity; crude and product inventories; LNG imports; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.

Terrorism and geopolitical risks — war, military action, terrorist activities or extended period of international conflict, particularly involving any major petroleum—producing or consuming regions; labor disruptions, civil unrest or security conditions where we operate; expropriation of assets by governmental action.
Price, market share, contract terms, and customer payments — our ability to implement and affect price increases for our products and services; the effect of the level and sources of our profitability on our tax rate; the ability of our competitors to capture market share; our ability to retain or increase our market share; changes in our strategic direction; the integration of newly-acquired businesses; the effect of industry capacity relative to demand for the markets in which we participate; our ability to negotiate acceptable terms and conditions with our customers, especially national oil companies, successfully execute these contracts, and receive payment in accordance with the terms of our contracts with our customers; our ability to manage warranty claims and improve performance and quality; our ability to effectively manage our commercial agents.
Costs and availability of resources — our ability to manage the costs and availability of sufficient raw materials and components (especially steel alloys, chromium, copper, carbide, lead, nickel, titanium, beryllium, barite, synthetic and natural diamonds, chemicals, and electronic components); our ability to manage energy-related costs; our ability to manage compliance-related costs; our ability to recruit, train and retain the skilled and diverse workforce necessary to meet our business needs and manage the associated costs; manufacturing capacity and subcontracting capacity at forecasted costs to meet our revenue goals; the availability of essential electronic components used in our products; the effect of competition, particularly our ability to introduce new technology on a forecasted schedule and at forecasted costs; potential impairment of long-lived assets; the accuracy of our estimates regarding our capital spending requirements; unanticipated changes in the levels of our capital expenditures; the need to replace any unanticipated losses in capital assets; the development of technology by us or our competitors that lowers overall finding and development costs; labor-related actions, including strikes, slowdowns and facility occupations.
Litigation and changes in laws or regulatory conditions — the potential for unexpected litigation or proceedings; the legislative, regulatory and business environment in the U.S. and other countries in which we operate; costs and changes in processes and operations related to or resulting from the activities of the compliance monitor appointed to assess our Foreign Corrupt Practices Act policies and procedures in connection with previously reported settlements with the SEC and Department of Justice as well as compliance with the terms of the settlements; outcome of government and legal proceedings as well as costs arising from compliance and ongoing or additional investigations in any of the countries where the company does business; new laws, regulations and policies that could have a significant impact on the future operations and conduct of all businesses; changes in export control laws or exchange control laws; restrictions on doing business in countries subject to sanctions; customs clearance procedures;

changes in laws in countries identified by management for immediate focus; changes in accounting standards; changes in tax laws or tax rates in the jurisdictions in which we operate; resolution of tax assessments or audits by various tax authorities; and the ability to fully utilize our tax loss carry forwards and tax credits.
Environmental matters — unexpected, adverse outcomes or material increases in liability with respect to environmental remediation sites where we have been named as a potentially responsible party; the discovery of new environmental remediation sites; changes in environmental regulations; the discharge of hazardous materials or hydrocarbons into the environment.
Baker Hughes provides reservoir consulting, drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry.
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